Exhibit 99.1

NEWS RELEASE

Date:           July 20, 2004

Contact:        R. Riggie Ridgeway - President & CEO
                William B. West - Executive Vice President
                Robert E. Dye, Jr. - Senior Vice President & CFO

To:             News Media

Release Date:   Immediate

                          PEOPLES BANCORPORATION, INC.

                        ANNOUNCES SECOND QUARTER EARNINGS

Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $997,000 for the quarter ending June 30, 2004, a 44.9% decrease from the earnings of $1,811,000 reported for the quarter ending June 30, 2003. The decrease resulted from a 55.4% reduction in other income as a consequence of reduced mortgage originations as refinancing activity declined. Total consolidated earnings for the six months ending June 30, 2004 were $1,538,000, a 55.7% decrease from the earnings of $3,468,000 reported for the six months ending June 30, 2003. Return on average equity was 10.86% for the second quarter of 2004 compared to 21.18% for the second quarter of 2003, while return on average equity for the first half of 2004 was 8.42% compared to 20.82% for the first half of 2003. Diluted earnings per share were $0.26 for the second quarter of 2004 compared to $0.48 for the second quarter of 2003, while diluted earnings per share for the first half of 2004 were $0.40 compared to $0.91 for the first half of 2003.

Total assets at June 30, 2004 were $431,200,000, a slight decrease of 0.1% from the $431,800,000 in total assets at June 30, 2003. At June 30, 2004 total gross loans (excluding loans held for sale) were $310,936,000, an increase of 11.4% compared to $279,181,000 at June 30, 2003. Total deposits at June 30, 2004 were $354,340,000, a decrease of 1.3% from the $358,994,000 in total deposits at June 30, 2003.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are very pleased that our earnings have risen by 84.3% in the second quarter when compared to the first quarter of 2004. Earnings apparently now have returned to more historical levels, after experiencing record levels of profits in 2003 due in part to the heightened levels of mortgage refinancing activity. This is consistent with what we have been predicting, as was indicated in several public announcements that we made last year." Ridgeway added, "We continue to be pleased with the performance of all three of our banks in their respective markets, and we have a positive outlook about our company's opportunities for continued growth and profitability."

Currently, The Peoples National Bank maintains four (4) locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and Forms 10-Q for the quarters ended March 31, 2004 and June 30, 2004, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                         Three Months Ended June 30,
                                         ---------------------------
                                                2004        2003         Change
                                                ----        ----         ------
Income Statement
  Net interest income ...................     $3,530       $3,281          7.59%
  Provision for loan losses .............        153          329        -53.50%
  Other income ..........................      1,530        3,432        -55.42%
  Other expenses ........................      3,456        3,530         -2.10%
                                              ------       ------
     Income before income taxes .........      1,451        2,854        -49.16%
  Provision for income taxes ............        454        1,043        -56.47%
                                              ------       ------
     Net Income .........................     $  997       $1,811        -44.95%
                                              ======       ======

  Return on average assets ..............      0.92%         1.69%
  Return on average equity ..............     10.86%        21.18%

Net income per common share*
  Basic .................................     $ 0.27       $ 0.49        -44.90%
  Diluted ...............................     $ 0.26       $ 0.48        -45.83%


                                            Six Months Ended June 30,
                                            -------------------------
                                               2004         2003         Change
                                               ----         ----         ------
Income Statement
  Net interest income ...................     $6,963       $6,670          4.39%
  Provision for loan losses .............        283          458        -38.21%
  Other income ..........................      2,833        6,166        -54.05%
  Other expenses ........................      7,248        6,924          4.68%
                                              ------       ------
     Income before income taxes .........      2,265        5,454        -58.47%
  Provision for income taxes ............        727        1,986        -63.39%
                                              ------       ------
     Net Income .........................     $1,538       $3,468        -55.65%
                                              ======       ======

  Return on average assets ..............      0.72%         1.65%
  Return on average equity ..............      8.42%        20.82%

Net income per common share*
  Basic .................................     $ 0.42       $ 0.94       -55.32%
  Diluted ...............................     $ 0.40       $ 0.91       -56.04%


                                                As of June 30,
                                                --------------
                                               2004         2003         Change
                                               ----         ----         ------
Balance Sheet
  Total assets ........................     $431,200      $431,800        -0.14%
  Mortgage loans held for sale ........        4,049        40,337       -89.96%
  Loans, net ..........................      307,329       275,961        11.37%
  Allowance for loan losses ...........        3,607         3,220        12.02%
  Securities ..........................       73,301        69,996         4.72%
  Total earning assets ................      399,223       408,638        -2.30%
  Total deposits ......................      354,340       358,994        -1.30%
  Shareholders' equity ................       36,162        35,531         1.78%
  Book value per share* ...............         9.82         10.13        -3.06%

* Share data has been restated to reflect the 5% stock dividend paid in 2003.